Exhibit 99.1

Wheeler Real Estate Investment Trust, Inc. and Cedar Realty Trust, Inc.

Announce Completion of Merger

Virginia Beach, VA – August 22, 2022 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) (“Wheeler” or the “Company”) and Cedar Realty Trust, Inc. (NYSE: CDR) (“Cedar”) jointly announced today that they have completed the previously announced merger pursuant to the terms of the Agreement and Plan of Merger, as amended, among the Company, WHLR Merger Sub Inc., WHLR OP Merger Sub LLC, Cedar and Cedar Realty Trust Partnership, L.P., the operating partnership of Cedar. Consummation of the merger represents the final step in Cedar's previously announced strategic process for the sale of Cedar and its assets through a series of related all-cash transactions.

As a result of the merger, Wheeler has acquired all of the outstanding shares of Cedar’s common stock, which will no longer be publicly traded on the NYSE. Cedar’s outstanding 7.25% Series B Preferred Stock and 6.50% Series C Preferred Stock remain outstanding and will continue to trade on the NYSE. Wheeler’s common stock, Series B Convertible Preferred Stock, Series D Cumulative Convertible Preferred Stock and Series L 7.00% Senior Subordinated Convertible Notes due 2031 also remain outstanding and will continue to trade on Nasdaq.

Each outstanding share of common stock of Cedar and outstanding common unit of Cedar OP held by persons other than Cedar immediately prior to the merger were cancelled and converted into the right to receive a cash payment of $9.48 per share or unit. In addition, as previously announced by Cedar, prior to consummation of the merger, Cedar's Board of Directors declared a special dividend on shares of Cedar's outstanding common stock of $19.52 per share, payable to holders of record of Cedar’s common stock at the close of business on August 19, 2022. Payment of the special dividend will be made to eligible shareholders on August 26, 2022 and the merger consideration is expected to be payable to eligible shareholders on or about the same date.

Contact

Investor Relations (757) 627-9088

Email: investorrelations@whlr.us

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. For more information on the Company, please visit www.whlr.us.